Exhibit 11

                          NPC International, Inc.
           Statement Regarding Computation of Per Share Earnings


                               For the Thirteen         For the Twenty Six
                                   Weeks Ended              Weeks Ended
                             Sept. 26,    Sept. 27,     Sept. 26,    Sept.27,
                                1995         1994          1995         1994

PRIMARY

Shares outstanding
at beginning of period     24,507,324   25,011,493     24,505,324  25,011,493

Weighted average of
shares issued and
(reacquired) during period      2,637      (75,889)         2,374     (42,582)

Assuming exercise of
options and warrants
reduced by the number
of shares which could
have been purchased with
the proceeds from exercise    135,007       38,435         85,574      27,627

Shares outstanding
for computation of
per share earnings         24,644,968   24,974,039     24,593,272  24,996,538

Net income                 $3,637,000   $2,955,000     $7,762,000  $6,710,000

Earnings per share              $0.15        $0.12          $0.32       $0.27


FULLY DILUTED

Shares outstanding at
beginning of period        24,507,324   25,011,493     24,505,324  25,011,493

Weighted average of
shares issued and
(reacquired) during period      2,637      (75,889)         2,374     (42,582)

Assuming exercise of
options and warrants
reduced by the number
of shares which could
have been purchased with
the proceeds from exercise     144,131      42,698        103,528      29,758

Shares outstanding
for computation of
per share earnings          24,654,092  24,978,302     24,611,226  24,998,669

Net income                  $3,637,000  $2,955,000     $7,762,000  $6,710,000

Earnings per share               $0.15      $ 0.12         $ 0.32       $0.27